Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of EP Energy Corporation of our report (which contains an emphasis of matter paragraph regarding the Company’s significant transactions with affiliated companies) dated February 24, 2012 relating to the consolidated financial statements of Four Star Oil & Gas Company, which appears in EP Energy Corporation’s prospectus filed pursuant to Rule 424(b) in connection with its Registration Statement on Form S-1 (File No. 333-190979).  We also consent to the reference to us under the heading “Experts” in such Registration Statement on Form S-1.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
January 23, 2014